Exhibit 10.12

LOAN AGREEMENT

This Agreement dated as of December 3, 2008, is among Bank of America, N.A. (the "Bank"), PARAMOUNT BIOSCIENCES, LLC (“PARAMOUNT BIOSCIENCES, LLC”), VENTRUS BIOSCIENCES, INC. (“VENTRUS BIOSCIENCES, INC.”), BALBOA BIOSCIENCES, INC. (“BALBOA BIOSCIENCES, INC.”), ASPHELIA PHARMACEUTICALS, INC. (“ASPHELIA PHARMACEUTICALS, INC.”), PACIFIC BEACH BIOSCIENCES, INC. (“PACIFIC BEACH BIOSCIENCES, INC.”) CORONADO BIOSCIENCES INC. (“CORONADO BIOSCIENCES, INC.”) and MT. COOK PHARMA, INC. (“MT. COOK PHARMA, INC.”) (PARAMOUNT BIOSCIENCES, LLC., VENTRUS BIOSCIENCES, INC., BALBOA BIOSCIENCES, INC., ASPHELIA PHARMACEUTICALS, INC., PACIFIC BEACH BIOSCIENCES, INC., CORONADO BIOSCIENCES, INC. and MT. COOK PHARMA, INC. are sometimes referred to collectively as the "Borrowers" and individually as the “Borrower”).

1.           FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1           Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrowers.  The amount of the line of credit (the "Facility No. 1 Commitment") is Two Million and 00/100 Dollars ($2,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c)
The Borrowers agree not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank's demand.

1.2           Availability Period.  The line of credit is available between the date of this Agreement and November 6, 2009, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrowers a written notice of renewal effective as of the Facility No. 1 Expiration Date for the line of credit (the “Renewal Notice”).  If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit.

1.3           Repayment Terms.

(a)	The Borrowers will pay interest on January 1, 2009, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

1.4           Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR (Adjusted Periodically) Rate plus 1 percentage point(s).

(b)
The interest rate will be adjusted on the 1st of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of three months, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

(d)
Each prepayment of an amount bearing interest at the rate provided by this paragraph, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.  A "prepayment" is a payment of an amount on a date other than an Adjustment Date.

(e)	The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)
The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Agreement;

(ii)
the Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)
if (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate.  The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

(f)           The following definitions will apply to the calculation of the prepayment fee:

(i)
"Original Payment Dates" mean the dates on which the prepaid principal would have been paid if there had been no prepayment.  If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)	"Prepaid Installment" means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)
"Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.  The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount.  Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment.  The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

2.           COLLATERAL

2.1           Personal Property.  The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrowers’ obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)	Securities and other investment property owned by Paramount Biosciences, LLC as described in the Pledge Agreement required by the Bank.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation).  The Bank and the Borrowers shall comply with Regulation U.  If any of the collateral is margin stock, the Borrowers shall provide to the Bank a Form U-1 Purpose Statement.

3.           FEES AND EXPENSES

3.1           Fees.

(a)	Periodic Fee. The Borrowers agree to pay a fee in the amount of Forty Thousand and 00/100 Dollars ($40,000.00).

This fee is due on the date of this Agreement, and on the same day of each following year until the expiration of the availability period.

(b)
Unused Commitment Fee.  The Borrowers agree to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit they actually use, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at .175% per year.

This fee is due on April 1, 2009, and on the same day of each following quarter until the expiration of the availability period.

(c)
Late Fee.  To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late; provided that such late fee shall be reduced to two percent (2%) of any required principal and interest payment that is not paid within fifteen (15) days of the date it is due if the loan is secured by a mortgage on an owner-occupied residence.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2           Expenses.  The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3           Reimbursement Costs.

(a)
The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

4.           DISBURSEMENTS, PAYMENTS AND COSTS

4.1           Disbursements and Payments.

(a)
Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrowers' statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

4.2           Requests for Credit; Equal Access by all Borrowers.  If there is more than one Borrower, any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement.

4.3           Telephone and Telefax Authorization.

(a)
The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of any of the Borrowers, or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from the account numbers set forth below for each Borrower or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers.

Borrower	Account Number
Paramount Biosciences, LLC	NY-4832047884
Ventrus Biosciences, Inc.	NY-4834476356
Balboa Biosciences, Inc.	NY-4832042326
Asphelia Pharmaceuticals, Inc.	NY-4834450754
Pacific Beach Biosciences, Inc.	NY-4834453340
Coronado Biosciences, Inc.	NY-4834446865
Mt. Cook Pharma, Inc.	NY-4832042245

(c)
The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act directly resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions, except to the extent any such liability, loss or costs are attributable to the gross negligence, bad faith or willful misconduct of any person seeking indemnification hereunder.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

4.4           Direct Debit (Pre-Billing).

(a)
The Borrowers agree that the Bank will debit the deposit account numbers identified above, or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (each, a “Designated Account”) on the date each payment of principal and interest and any fees from the Borrowers become due (the “Due Date”).

(b)
Prior to each Due Date, the Bank will mail to each Borrower a statement of the amounts that will be due from it on that Due Date (the "Billed Amount").  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrowers.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)
The Bank will debit each Designated Account for the Billed Amount for each Borrower, regardless of the actual amount due on that date (the "Accrued Amount").  If any Billed Amount debited to a Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrowers will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrowers interest on any overpayment.

(d)
Each Borrower will maintain sufficient funds in its Designated Account to cover each debit.  If there are insufficient funds in any Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e)	The Borrowers may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.5           Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6           Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.7           Default Rate.  Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.           CONDITIONS

Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1           Authorizations.  If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2           Governing Documents.  If required by the Bank, a copy of the Borrowers' organizational documents.

5.3           Security Agreements.  Signed original security agreements covering the personal property collateral which the Bank requires.

5.4           Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

5.5           Payment of Fees.  Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

5.6           Good Standing.  Certificates of good standing for each Borrower as applicable from its state of formation and from any other state in which such Borrowers is  required to qualify to conduct its business.

5.7           Insurance.  Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.8           Guaranty.   Guaranty in form and substance satisfactory to the Bank from Paramount Biosciences, LLC guaranteeing all obligations of the Borrowers.

6.           REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers make the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1           Formation.  If any Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2           Authorization.  This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3           Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4           Good Standing.  In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5           No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

6.6           Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, or properties of any Borrower (or any guarantor).  If any Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7           Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair such Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8           Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.9           Permits, Franchises.  Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10           Other Obligations.  No Borrower is in default on any obligation for borrowed money, or any purchase money obligation, except as have been disclosed in writing to the Bank.

6.11           Tax Matters.  No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12           No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13           Insurance.  Each Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.           COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1           Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for working capital.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

7.2           Bank as Principal Depository.  To maintain the Bank as their principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.3           Negative Covenants.  Not to, without the Bank’s written consent:

(a)           Liquidate or dissolve any Borrower’s business.

(b)           Voluntarily suspend any Borrower’s business for more than seven (7) days in any three hundred sixty five (365) day period.

7.4           Notices to Bank.  To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) against any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(b)	Any substantial dispute between any governmental authority and any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any material adverse change in any Borrower's (or any guarantor’s, or, if any Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations or properties, or ability to repay the credit.

(e)
Any change in any Borrower's name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if such Borrower has more than one place of business.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.5           Insurance.

(a)
General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' business.  Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

7.6           Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower's business.  The Bank shall have no obligation to make any advance to any Borrowers except in compliance with all applicable laws and regulations and any Borrowers shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.7           ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.8           Books and Records.  To maintain adequate books and records.

7.9           Audits.  To allow the Bank and its agents to inspect each Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.10           Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.11        Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.           DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the applicable Borrower in default, stop making any additional credit available to such Borrower, and require such Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled  "Bankruptcy," below, with respect to any Borrower, then the entire debt owed by such Borrower that is outstanding under this Agreement will automatically be due immediately.

8.1           Failure to Pay.  With respect to any Borrower, such Borrower fails to make a payment under this Agreement when due.

8.2           Other Bank Agreements. With respect to any Borrower, any default occurs under any other agreement such Borrower (or any Obligor) or any of such Borrower’s subsidiaries has with the Bank or any affiliate of the Bank.

8.3           Cross-default.  With respect to any Borrower, any default occurs under any agreement in connection with any credit such Borrower (or any Obligor) or any of such Borrower’s subsidiaries has obtained from anyone else or which such Borrower (or any Obligor) or any of the Borrower’s subsidiaries has guaranteed.

8.4           False Information.  Any Borrower or any Obligor has given the Bank false or misleading information or representations.

8.5           Bankruptcy.  With respect to any Borrower,  such Borrower, any Obligor, or any general partner of any such Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or such Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.6           Receivers.  With respect to any Borrower, a receiver or similar official is appointed for a substantial portion of such Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7           Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.8           Judgments.  With respect to any Borrower, any judgments or arbitration awards are entered against such Borrower or any Obligor, or such Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

8.9           Death.  If any Borrower or any Obligor is a natural person, such Borrower or such Obligor dies or becomes legally incompetent; if any Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

8.10         Material Adverse Change.  With respect to any Borrower, a material adverse change occurs, or is reasonably likely to occur, in such Borrower's (or any Obligor's) business condition (financial or otherwise), operations or properties, or ability to repay the credit; or the Bank reasonably determines that it is insecure for any other reason.

8.11         Government Action.  Any government authority takes action that the Bank believes materially adversely affects any Borrower's or any Obligor's financial condition or ability to repay.

8.12         Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.13         ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.

8.14         Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by any Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrowers or the Bank.

9.            ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1           GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

9.3           Successors and Assigns.  This Agreement is binding on the Borrowers’ and the Bank's successors and assignees.  The Borrowers agree that they may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

9.4           Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5           Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

9.6           Attorneys' Fees.  The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case from the applicable Borrower (or the Obligor) to which such case relates.  As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.7           Joint and Several Liability.  This paragraph shall apply if two or more Borrowers sign this agreement:

(a)
The parties hereto agree and understand that the Borrowers liability hereunder will be several, and not joint, with respect to the payment of all obligations arising under this Agreement.  Notwithstanding the foregoing, any Obligor’s obligations with respect to any Borrower shall be joint and several. The Bank may bring an action against any Obligor, whether an action is brought against any other Borrower(s).

(b)
Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(c)
Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(d)
Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of any Obligor and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the Obligor.

(e)
Each Borrower waives all rights to notices of default or nonperformance by any other Borrower or any Obligor under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(f)
The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g)
Until all obligations of a Borrower to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, such Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower or any Obligor with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against such Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(h)
Each Borrower waives any right to require the Bank to proceed against any Obligor or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

9.8	Set-Off.

(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank by such Borrower.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by a given Borrower or any Obligor which come into the possession or custody or under the control of the Bank.  “Obligations” means all obligations, now or hereafter existing, of a given Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

9.9           One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.10         Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.11         Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.12         Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.13         Borrower Information; Reporting to Credit Bureaus.  The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

9.14         Limitation of Interest and Other Charges.  If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Borrower:

PARAMOUNT BIOSCIENCES, LLC			Bank:

Bank of America, N.A.
By:	/s/ Lindsay A. Rosenwald	(Seal)
Lindsay A. Rosenwald, M.D., Member

Borrower:

BALBOA BIOSCIENCES, INC.			By:	/s/ Jeffry Lubatkin
Jeffrey Lubatkin, SVP; SR CLIENT MANAGER

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Borrower:

PACIFIC BEACH BIOSCIENCES, INC..

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Borrower:

ASPHELIA PHARMACEUTICALS, INC.

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Borrower:

VENTRUS BIOSCIENCES, INC.

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Borrower:

CORONADO BIOSCIENCES, INC.

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Borrower:

MT. COOK PHARMA, INC.

By:	/s/ Stephen Pilatzke	(Seal)
Stephen Pilatzke, Corporate Treasurer

Address where notices to Pacific Beach Biosciences, Inc are to be sent:		Address where notices to the Bank are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019		Farmington - Attn: Notice Desk P.O. Box 5080 Hartford, CT 06102 CT2-515-BB-11

Telephone:	(212) 554-4300	Facsimile:	(860) 409-5486

Address where notices to Ventrus Biosciences, Inc. are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019

Telephone:	(212) 554-4300

Address where notices to Balboa Biosciences, Inc. are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019

Telephone:	(212) 554-4300
Address where notices to Asphelia Pharmaceuticals, Inc. are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019

Telephone:	(212) 554-4300

Address where notices to Paramount Biosciences, LLC are to be sent:

787 Seventh Avenue 48th Floor New York, NY 10019
Telephone:	(212) 554-4300

Address where notices to Coronado Biosciences, Inc. are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019

Telephone:	(212) 554-4300

Address where notices to MT. Cook Pharma, Inc. are to be sent:

c/o Paramount Biosciences, LLC 787 Seventh Avenue 48th Floor New York, NY 10019

Telephone:	(212) 554-4300

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following three notices. The notices are not part of the foregoing agreement or instrument and may not be altered.  Please read the notices carefully.

(1)           USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

Notices #2 and #3 apply only to individual Borrowers or Guarantors and individuals who are pledging collateral, granting a lien on real property or are otherwise obligated to the Bank (“Obligors”):

(2)           AFFILIATE SHARING NOTICE

From time to time the Bank may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”), including, but not limited to, the Bank of America Companies listed in notice #3 below.  The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources.

If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates.  The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences," or (3) contacting the Obligor’s client manager or local banking center.  To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number.

If the Obligor makes this election, certain products or services may not be made available to the Obligor.  This request will apply to information from applications, consumer reports and other outside sources only.  Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.

(3)           AFFILIATE MARKETING NOTICE – YOUR CHOICE TO LIMIT MARKETING

•	The Bank of America companies listed below are providing this notice #3.

•
Federal law gives you the right to limit some but not all marketing from all the Bank of America affiliated companies. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from all the Bank of America affiliated companies.

•
You may limit all the Bank of America affiliated companies, such as the banking, loan, credit card, insurance and securities companies, from marketing their products or services to you based upon your personal information that they receive from other Bank of America companies.  This information includes your income, your account history, and your credit score.

•
Your choice to limit marketing offers from all the Bank of America affiliated companies will apply for at least 5 years from when you tell us your choice.  Before your choice to limit marketing expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from all the Bank of America affiliated companies for at least another 5 years.

•	You may tell us your choice to limit marketing offers and you may tell us the choices for other customers who are joint account holders with you.

•	This limitation will not apply in certain circumstances, such as when you have an account or service relationship with the Bank of America company that is marketing to you.

•	For individuals with business purpose accounts, this limitation will only apply to marketing to individuals and not marketing to a business.

To limit marketing offers, contact us at 800.282.2884

Effective October 1, 2008

Bank of America Companies:
Banks and Trust Companies Bank of America, N.A. LaSalle Bank National Association LaSalle Bank Midwest National Association
Brokerage and Investments
BACAP Alternative Advisors, Inc.
Bank of America Capital Advisors LLC
Banc of America Investment Advisors, Inc.
Banc of America Investment Services, Inc.
Banc of America Securities LLC
LaSalle Financial Services, Inc.
U.S. Trust Hedge Fund Management, Inc.
UST Securities Corp.

Credit Card Bank of America Consumer Card Services, LLC Bank of America Fleet Credit Card Services, L.P.	Real Estate HomeFocus Services, LLC

Insurance and Annuities
BA Insurance Services, Inc.
Banc of America Agency of Texas, Inc.
Banc of America Insurance Services, Inc.,
    dba Banc of America Insurance Agency in
    New York State
General Fidelity Insurance Company
General Fidelity Life Insurance Company
LaSalle Financial Services, Inc.
Administrative Services LaSalle Healthcare Administrative Services, LLC Merchant Services BA Merchant Services, LLC LaSalle Merchant Services, LLC